EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Jacksonville Bancorp, Inc. on Form S-3 of our report dated March 30, 2012 on the consolidated financial statements of Jacksonville Bancorp, Inc. appearing in the 2011 Form 10-K of Jacksonville Bancorp, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/Crowe Horwath LLP

Fort Lauderdale, FL

February 8, 2013